Exhibit 3.2

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO

A LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT

September 12, 2023

The undersigned, an authorized person, for the purpose of converting World Wrestling Entertainment, Inc., a Delaware corporation (the “Corporation”), to a limited liability company under the provisions of and subject to the requirements of Section 18-214 of the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:

FIRST: The jurisdiction where the Corporation first formed is Delaware.

SECOND: The jurisdiction immediately prior to filing this Certificate is Delaware.

THIRD: The date the Corporation first formed is July 28, 1987.

FOURTH: The name of the Corporation immediately prior to filing this Certificate is World Wrestling Entertainment, Inc.

FIFTH: The name of the Limited Liability Company as set forth in the Certificate of Formation is World Wrestling Entertainment, LLC.

SIXTH: This Certificate of Conversion shall be effective at 8:02 a.m. Eastern Time on the 12th day of September, 2023.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of the first date set forth above.

By:	/s/ Nick Khan
Name: Nick Khan
Title: Chief Executive Officer

[Signature Page to Certificate of Conversion – World Wrestling Entertainment, Inc.]